                                                                    EXHIBIT 99AG


                              ZENITH ELECTRONICS
                                  CORPORATION
                           FRANKLIN PARK, PLANT # 5



                DATE OF INSPECTIONS: MARCH 22 - APRIL 10, 1998

                  EFFECTIVE DATE OF VALUATION: APRIL 1, 1998

                   APPRAISERS: WILLIAM J. GARDNER, JR., ASA
                               MICHAEL J. DIPROSPERO, ASA
                               SCOTT C. LONKART
                               JAMES F. GARDNER
                               LEE ROBINETTE, ASA




                      GREENWICH INDUSTRIAL SERVICES, LLC.
                                611 ACCESS ROAD
                         STRATFORD, CONNECTICUT 06497
                                (203) 380-9367

                               TABLE OF CONTENTS
                               -----------------

                                                                        PAGES
                                                                        -----
1.   LETTER OF TRANSMITTAL                                                1-4

2.   EQUIPMENT                                                            1-3

3.   PHOTOGRAPHS                                                            4

4.   CERTIFICATION                                                          I

5.   STATEMENT OF LIMITING CONDITIONS                                      II

6.   DEFINITION OF VALUE                                               III-IV

7.   DEFINITION OF CONDITIONS                                               V

8.   STATEMENT REGARDING THE AMERICAN SOCIETY OF APPRAISERS                VI

May 14, 1998


Mr. Richard Lewis
Director, Quality
Zenith Electronics Corp.
1000 Milwaukee Avenue
Glenview, IL  60025-2493

Re:  Machinery and Equipment Appraisal
     Zenith Electronics Corporation
     Franklin Park, IL - Plant # 5

Dear Mr. Lewis:

In accordance with your recent request, Greenwich Industrial Services conducted detailed on-site inspections between March 22 and April 10, 1998 of the machinery belonging to Zenith Electronics Corporation, located at Melrose Park, IL, Glenview, IL, Chicago Warehouse Plant #5, Chicago Plant #6, Reynosa, MX, Chihuahua, MX, Ciudad Juarez, MX, and Matamoros, MX. The appraisal consisted of on-site inspections and subsequent office review, research and analysis. The purpose of the inspections was to determine the Forced Liquidation Value, Fair Market Value and Fair Market In-Place Value for corporate decision making purposes. The effective date of this valuation is April 1, 1998.

Greenwich Industrial Services conducted a walk through inspection in February 1998, of the equipment at each of the facilities listed above. The current appraisal is mutually exclusive and supercedes any and all prior assessments. Based on the detailed nature of the current assignment and additional research conducted on the equipment, the values have been altered in numerous instances.

Zenith Electronics Corporation is an international manufacturer of televisions, cable boxes, remote controls and related products. The company has been a well-known producer of electronic components for many years and has significant name brand recognition.

The Chicago Warehouse (Plant #5) is utilized primarily for a staging and storage location for the Melrose Park facility. The machinery and equipment inspected consisted of material handling, pallet racking, baler, office equipment and miscellaneous plant support equipment. All of the equipment appeared to be well maintained and in good operating condition.

Zenith Electronics Corporation
May 14, 1998
Page 2

The following report is a detailed break out of the equipment located at the above facility. The information contained herein is one segment in the valuation process and should be considered within the context of the overall assignment.

In appraising each of the facilities, Greenwich Industrial Services did not look at the overall business value of the corporation, nor the values of the real property including land, building or site improvements. We did however, consider the following: workflow of the product, capability constraints, safety issues, quality controls, maintenance of the equipment, industry trends, location of the facility, current technology and overall working conditions. Greenwich Industrial Services also considered all forms of obsolescence including, economic, functional and physical deterioration.

As part of our appraisal assignment, Zenith requested that we were to assist the company with a new asset identification system. The scope of that process was to tag individual pieces of equipment with an estimated liquidation value greater than $1,000. It should be noted that we were provided with stickers from the company and that not all of the equipment with values greater than $1,000 were tagged due to the nature of the equipment or the fact that it may have been in operation. The majority of office equipment was not tagged due to the inappropriate mark the stickers would make on the furniture. Upon our final review of each of the plants visited, we did notice that several of the stickers had already been removed. In the future we would suggest a stronger adhesive metal plate identification system be utilized. We also left the remaining rolls of tags with each of the Zenith facilities for identification of future acquisitions.

Since the last Walk-Through Appraisal report was issued, it is important to note that significant changes have taken place at the plants, including equipment being transferred to other locations within Zenith, new equipment acquisitions, new departments being added or implemented and an entire plant (Plant #70) being moved.

It is also important to note that due to the detailed aspect of this appraisal report, new discoveries were uncovered including: operating efficiencies and inefficiencies, useful age/life findings on numerous key pieces of equipment and more detailed information on all forms of obsolescence present. Greenwich Industrial Services has also conducted further market analysis in order to find comparable sales of similar pieces of equipment.

The Forced Liquidation Value reflected, represents the gross amount in U.S. Dollars that, in our opinion, would be realized if the assets were sold in a forced situation at a properly advertised and conducted public sale within a 60-90 day time frame, under present economic trends. Conclusions taken into consideration are physical location, difficulty of removal, physical condition, adaptability, specialization, marketability, overall appearance and psychological appeal of the assets. Further, the ability of the asset group to draw sufficient prospective buyers to insure competitive offers is considered. All assets would be sold on a piecemeal basis "as is/where is" with purchasers responsible for

Zenith Electronics Corporation
May 14, 1998
Page 3

removal of assets at their own risk and expense. Any deletions or additions to the package could change the psychological and/or monetary appeal necessary to obtain the value indicated.

The Fair Market Value reflected represents the most probable amount an asset should bring in a competitive and open market under all conditions requisite to a fair sale with the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus; (a) buyer and seller are typically motivated; (b) both parties are well informed or well advised, and acting in what they consider their own best interest; (c) a reasonable time is allowed for exposure to the open market; (d) payment is made in terms of cash in U.S. Dollars; and (e) the price represents the normal consideration for the asset sold, unaffected by special or creative financing, or sales concessions granted by anyone associated with the sale.

The Fair Market In-Place Value reflected represents the value of the assets in their present location assuming the facility will continue in the manufacture of its present product at a profitable level. The values reflected take into consideration all costs associated with rigging, installation, wiring, plumbing, and dismantling. Greenwich Industrial Services has not taken into consideration the financial condition, goodwill, product lines, or the future markets of Zenith Electronics Corp.

This appraisal was conducted, and the report prepared, in accordance with the attached Appraisal Definitions and Conditions, which are considered an integral part thereof. This appraisal was conducted in accordance with customary appraisal practices and represents the best judgment of the appraiser. The appraisers further state that they have no direct or indirect, present or contemplated future interest in the property appraised and that the fee for services is in no way contingent on the value shown herein.

                        ZENITH ELECTRONICS CORPORATION
                        ------------------------------

FRANKLIN PARK - PLANT #5
------------------------

         TOTAL FORCED LIQUIDATION VALUE:             $112,150.00
         TOTAL FAIR MARKET VALUE:                    $150,800.00
         TOTAL FAIR MARKET IN-PLACE VALUE:           $191,300.00

We hereby certify that, to the best of our knowledge and belief, the statements of fact contained in this report are true and correct and this report has been prepared in conformity with the Uniform Standards of Professional Appraisal Practice of The Appraisal Foundation and the Principles of Appraisal Practice and Code of Ethics of the American Society of Appraisers.

The appraisers for matters, which are legal in nature, assume no responsibility, nor is any opinion of the title rendered herewith. This appraisal assumes good title. Any liens or

Zenith Electronics Corporation
May 14, 1998
Page 4

encumbrances which may exist have been disregarded, as well as any delinquency in the payment of general taxes or special assessments.

We will retain a copy of this report in our files with the original field notes for a period of seven years. This company considers these reports and notes confidential, and we do not permit access to them by anyone without your authorization.

We enclose herewith our billing for services rendered. We will maintain a work file should you have any further questions.

Very truly yours,



William J. Gardner, Jr. ASA                          Michael J. DiProspero, ASA
President                                            Appraiser



James F. Gardner                                     Scott C. Lonkart
Appraiser                                            Appraiser

                      GREENWICH INDUSTRIAL SERVICES, LLC

                              Appraisal Division
                              ZENITH ELECTRONICS
                                 FRANKLIN PARK
                                   PLANT #5
                                 April 1, 1998

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  ITEM#          ID#                         DESCRIPTION                                    FLV             FMV            FMIPV
------------------------------------------------------------------------------------------------------------------------------------
WAREHOUSE
------------------------------------------------------------------------------------------------------------------------------------
     1          20219       MAREN MODEL #203 BALING SYSTEM, S/N 981180, 25 HP,           $20,000.00      $25,000.00      $32,000.00
                            W/CONTINOUS SHREDDER, HOPPER, 4' INCLINE BELT CONVEYOR,
                            MANUAL ROLLER CONVEYOR, ASSOCIATED EQUIPMENT

     2          20220       ROCKWELL 16" THROAT, VERTICAL BAND SAW, MODEL #20, PROP      $ 1,250.00      $ 1,600.00      $ 1,900.00
                            #24048

     3          20221       FACTORY CAT 48" RIDE-ON STREET SWEEPER, S/N N/A              $ 1,000.00      $ 1,200.00      $ 1,400.00

     4                      APPROXIMATELY (100) SECTIONS, 16 X 8 X 4' MEDIUM DUTY        $10,000.00      $15,000.00      $20,000.00
                            PALLET RACKING

     5          20222       INFRA PAK ROTARY PALLET WRAPPER, MODEL #EZ-DUZ-IT, SN/       $ 2,000.00      $ 2,500.00      $ 3,000.00
                            882940

     6          20224       CATERPILLAR ELECTRIC FORKLIFT, MODEL #EC15, W/OROP,          $ 3,500.00      $ 4,000.00      $ 4,500.00
                            CUSHION TIRES, 2 STAGE MAST, S/N N/A

     7          20226       CATERPILLAR ELECTRIC FORKLIFT, MODEL #EC15, W/OROP,          $ 3,500.00      $ 4,000.00      $ 4,500.00
                            CUSHION TIRES, 2 STAGE MAST, S/N N/A, #I-0215

     8          20227       CATERPILLAR ELECTRIC FORKLIFT, MODEL #EC15, W/OROP,          $ 3,500.00      $ 4,000.00      $ 4,500.00
                            CUSHION TIRES, 2 STAGE MAST, S/N N/A, #I-0207

     9          20228       CATERPILLAR ELECTRIC FORKLIFT, MODEL #EC15, W/OROP,          $ 3,500.00      $ 4,000.00      $ 4,500.00
                            CUSHION TIRES, 2 STAGE MAST, S/N N/A, #I-0217

    10          20229       CATERPILLAR ELECTRIC FORKLIFT, MODEL #EC15, W/OROP,          $ 3,500.00      $ 4,000.00      $ 4,500.00
                            CUSHION TIRES, 2 STAGE MAST, S/N N/A, #I-0210

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                            PAGE TOTAL                                                   $51,750.00      $65,300.00      $80,800.00
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

                      GREENWICH INDUSTRIAL SERVICES, LLC

                              Appraisal Division
                              ZENITH ELECTRONICS
                                 FRANKLIN PARK
                                   PLANT #5
                                 April 1, 1998

------------------------------------------------------------------------------------------------------------------------------------
  ITEM#             ID#                      DESCRIPTION                                    FLV             FMV            FMIPV
------------------------------------------------------------------------------------------------------------------------------------
WAREHOUSE (CONT'D)
------------------------------------------------------------------------------------------------------------------------------------

     11            20230        CATERPILLAR ELECTRIC FORKLIFT, MODEL #EC15, W/OROP,      $ 3,500.00      $ 4,000.00      $ 4,500.00
                                CUSHION TIRES, 2 STAGE MAST, S/N N/A, #I-0212

     12            20231        CATERPILLAR ELECTRIC FORKLIFT, MODEL #EC15, W/OROP,      $ 3,500.00      $ 4,000.00      $ 4,500.00
                                CUSHION TIRES, 2 STAGE MAST, S/N N/A, #I-0208

     13            20232        CATERPILLAR ELECTRIC FORKLIFT, MODEL #EC15, W/OROP,      $ 3,500.00      $ 4,000.00      $ 4,500.00
                                CUSHION TIRES, 2 STAGE MAST, S/N N/A, #I-0206

     14            20233        CATERPILLAR ELECTRIC FORKLIFT, MODEL #EC15, W/OROP,      $ 3,500.00      $ 4,000.00      $ 4,500.00
                                CUSHION TIRES, 2 STAGE MAST, S/N N/A, #I-0213

     15            20234        CATERPILLAR ELECTRIC FORKLIFT, MODEL #EC15, W/OROP,      $ 3,500.00      $ 4,000.00      $ 4,500.00
                                CUSHION TIRES, 2 STAGE MAST, S/N N/A, #I-0211

     16            20235        CATERPILLAR ELECTRIC FORKLIFT, MODEL #EC15, W/OROP,      $ 3,500.00      $ 4,000.00      $ 4,500.00
                                CUSHION TIRES, 2 STAGE MAST, S/N N/A, #I-0216

     17            20237        CATERPILLAR ELECTRIC FORKLIFT, MODEL #EC15, W/OROP,      $ 3,500.00      $ 4,000.00      $ 4,500.00
                                CUSHION TIRES, 2 STAGE MAST, S/N N/A, #I-0214

     18            20223        TENNENT RIDE-ON STREET SWEEPER, MODEL #86-E, S/N N/A     $ 2,000.00      $ 2,500.00      $ 3,000.00

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                                PAGE TOTAL                                               $26,500.00      $30,500.00      $34,500.00
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

                      GREENWICH INDUSTRIAL SERVICES, LLC

                              Appraisal Division
                              ZENITH ELECTRONICS
                                 FRANKLIN PARK
                                   PLANT #5
                                 April 1, 1998

------------------------------------------------------------------------------------------------------------------------------------
  ITEM#          ID#                         DESCRIPTION                                    FLV             FMV            FMIPV
------------------------------------------------------------------------------------------------------------------------------------
WAREHOUSE (CONT'D)
------------------------------------------------------------------------------------------------------------------------------------
     19                   MISCELLANEOUS SUPPORT EQUIPMENT INCLUDING BUT NOT LIMITED     $ 15,000.00     $ 23,000.00     $ 30,000.00
                          TO:  (3) HORIZONTAL TANK AIR COMPRESSORS, HAND TRUCKS,
                          PEDESTAL FAN, BRIDGE CRANE, GOLF CART, (15) BATTERY
                          CHARGERS, WORK BASKETS, PORTABLE STRAPPERS, THREADER,
                          LOCKERS, CARTS, DE GRINDER, DOCK LIGHTS, LINCOLN WELDER,
                          CARRIERS 2" PUMP, TIME CLOCKS, BUTCHER BLOCK WORK TABLE,
                          OFFICE FURNITURE, FIXTURES AND EQUIPMENT, INDEX FILES, DESKS,
                          CHAIRS, PERSONAL COMPUTERS, TYPEWRITERS, PRINTERS, FAX
                          MACHINE

     20         20236     MERIDIAN SL7 TELEPHONE SYSTEM W/CONTROL CONSOLE, ASSORTED     $  1,500.00     $  3,000.00     $  5,000.00
                          HAND SETS, CABINET, ASSOCIATED EQUIPMENT

     21         20225     CATERPILLAR FORKLIFT TRUCK, MODEL #M-50B, S/N 861,            $  5,000.00     $  6,000.00     $  8,000.00
                          W/OROP,, TRIPLE MAST, SOLID TIRES

     22                   (6) STATIONARY RAILROAD BOX CARS W/ASSOCIATED EQUIPMENT,      $  2,400.00     $  5,000.00     $  8,000.00
                          (POOR CONDITION)

     23                   MISCELLANEOUS EQUIPMENT IN STORAGE INCLUDING BUT NOT          $ 10,000.00     $ 18,000.00     $ 25,000.00
                          LIMITED TO:  SELF DUMPING HOPPERS, SPARE BELTS, CARRIER
                          CHILLER, POWER SUPPLIES, FIXTURES, CONVEYOR, POWER TURNS,
                          BLOWERS, ASSEMBLY FIXTURES, CONTROL CONSOLES

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                          PAGE TOTAL                                                    $ 33,900.00     $ 55,000.00     $ 76,000.00
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                          GRAND TOTAL                                                   $112,150.00     $150,800.00     $191,300.00
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